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EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Vermont Pure Holdings, Ltd.
Williston, Vermont

We consent to the incorporation by reference in Registration Statements No. 333-95908, 333-64044, 333-100310, 333-109882 and 333-118228 on Form S-8 of
Vermont Pure Holdings, Ltd. (the "Company") and the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2004 ("fiscal year 2004") of our report dated December 13, 2002. We express no opinion as to the fiscal year 2002 information set forth in Note 5 of the Company's consolidated financial statements for fiscal year 2004.

/s/ GRASSI & CO., CPAS, PC.
New York, New York
January 31, 2005